FROM:          Sybron Chemicals Inc.
               Birmingham Road
               Birmingham, NJ  08011

CONTACT:       Richard M. Klein
               President and CEO
               (609) 893-1100

FOR RELEASE:   Immediately
               December 12, 1997

                  SYBRON CHEMICALS INC. SIGNS MERGER AGREEMENT


     BIRMINGHAM, NJ, December 12, 1997--Sybron Chemicals Inc. (AMEX: SYC), announced today that it has signed a definitive agreement to merge with Sybron Acquisition Corp., a wholly owned subsidiary of Sybron Holdings, Inc., with Sybron Chemicals being the surviving corporation, pursuant to which Sybron Chemicals' stockholders (other than Sybron Holdings, Inc. and Sybron Acquisition Corp.) will receive for their shares $34.50 per share, in cash. The merger agreement provides that the Sybron stockholders would be entitled to additional consideration under certain circumstances if, within 18 months after the merger, all or part of Sybron Chemicals is disposed of by Sybron Holdings, Inc.

     Sybron Holdings, Inc. is owned by an investor group comprised of certain executive officers of Sybron Chemicals, including Richard M. Klein, President and Chief Executive Officer and John H. Schroeder, Executive Vice President, and by Citicorp Venture Capital Ltd. and certain affiliates and employees of Citicorp Venture Capital Ltd.

     The terms of the merger agreement require approval by a majority of Sybron Chemicals' stockholders, including approval by a majority of the stockholders unaffiliated with the investor group. In addition, the merger is subject to certain conditions, including regulatory approvals and the receipt of necessary financing.

     In October 1997, Sybron Chemicals announced that it had received a proposal from the investor group to purchase for cash all outstanding shares of the company not already owned by them for $32.00 to $33.00. The increased price per share was agreed upon after extensive negotiations between the Investor Group and a Special Committee consisting of two disinterested outside members of Sybron Chemicals' Board of Directors appointed to evaluate the proposal. Chase Securities, Inc. is acting as financial advisor to the Special Committee.

     Sybron Chemicals Inc. is an international specialty chemical company that develops, produces and markets specialty chemicals in two main markets: Textile preparation, dyeing, printing and finishing, and Environmental (primarily related to water and waste treatment). Products include Tanatex(R) dyehouse chemicals and Jersey Statetm, Auraluxtm and other finishing chemicals for the textile and carpet industries; Ionac(R) ion exchange resins for use in water treatment and special applications; specialty resins for use in reprographic and laser printer toners; Bi-Chem(R) biologically active seed cultures for industrial, municipal and sanitary waste treatment and groundspill clean-up. For more information on Sybron Chemicals Inc., please visit us on the World Wide Web at http://www.sybronchemicals.com/